Exhibit 21.1

ROYALE ENERGY, INC.

SUBSIDIARIES

December 31, 2022

Royale Energy Funds, Inc

Matrix Permian Investment, L.P.

Matrix Investment, L.P.

Royale DWI Investors, LLC

Matrix Oil Management, Corp.

Matrix Pipeline, L.P. (Limited Partner only, General Partner is Matrix Oil Corp. part of the RMX Joint Venture)